                                                                       Exhibit 5
                        [Foley, Hoag & Eliot Letterhead]

                                 March 29, 1996

Community Bankshares, Inc.
43 N. Main Street
Concord, New Hampshire  03301

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Community Bankshares, Inc., a New Hampshire corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to the proposed offering by the Company of 59,015 shares (the "Shares") of its Common Stock, $1.00 par value per share ("Common Stock"), issuable pursuant to the Centerpoint Bank 1989 Stock Option Plan (the "Stock Option Plan"). The options outstanding under the Stock Option Plan were assumed by the Company pursuant to an Agreement and Plan of Merger by and between the Company and Centerpoint Bank dated as of August 29, 1995.

     In arriving at the opinion expressed below, we have examined and relied on the following documents:

          (1) The Restated Articles of Incorporation and By-Laws of the Company, each as amended as of the date hereof;

          (2) The records of meetings of the Board of Directors and stockholders of the Company provided to us by the Company; and

          (3)  The Stock Option Plan.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

     Based upon the foregoing, it is our opinion that:

     The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares. When certificates for the Shares have been duly executed and counter-signed, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the Stock Option Plan, the Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                    Very truly yours,

                                    FOLEY, HOAG & ELIOT

                                    By: /s/ Carol Hempfling Pratt
                                       ----------------------------
                                        A Partner